Exhibit 10.15

FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT OF JULIE GREEN

This First Amendment to the Employment Agreement of Julie Green (the “Amendment”) is entered into this October 23, 2024 (the “Amendment Effective Date”), by and between JULIE GREEN (the “Executive”) and Invivyd, Inc. (the “Company”).

Recitals

WHEREAS, the Company and Executive have entered into that certain Employment Agreement dated January 24, 2024 (the “Executive Agreement”); and

WHEREAS, the Company desires to continue to employ Executive as its Chief Human Resources Officer of the Company and to employ Executive as its Interim Head of Communications, and Executive desires to accept such employment and to perform the duties to the Company on the terms and conditions hereinafter set forth in this Amendment; and

WHEREAS, the Company and Executive wish to amend the Executive Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Agreement

1.
Amendment to Section 1(b). Section 1(b) of the Executive Agreement is hereby amended by replacing Section 1(b) in its entirety with the following:

(b) Position and Duties. Executive shall serve as the Chief Human Resources Officer of the Company and shall have such powers and duties as customarily associated with the office of the Chief Human Resources Officer, and as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”). Executive shall report to the CEO and shall be subject to the direction and control of the CEO.

As of the Amendment Effective Date, Executive shall additionally serve as the Interim Head of Communications of the Company and shall have such powers and duties as customarily associated with the office of Head of Communications, and as may from time to time be prescribed by the CEO. In her service as Interim Head of Communications, Executive shall report to the CEO and shall be subject to the direction and control of the CEO.

2.
Amendment to Section 2(a). Section 2(a) of the Executive Agreement is hereby amended by replacing Section 2(a) in its entirety with the following:

(a) Base Salary. Effective as of September 1, 2024, the Company will pay Executive, as compensation for the performance of Executive’s duties and obligations hereunder, a base salary at the rate of $440,000 per year, less applicable deductions. Executive’s salary shall be subject to annual review not later than March 31st of each year for possible increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”), which may be adjusted from time to time. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

3.
Amendment to Section 2(b). Section 2(b) of the Executive Agreement is hereby amended by replacing Section 2(b) in its entirety with the following:

(b) Incentive Compensation. Executive shall be eligible to participate in an annual cash incentive compensation plan that the Company offers to its executive officers (the “Annual Bonus Plan”). Executive will be eligible to earn an annual bonus for each full calendar year completed (the “Annual Bonus”). Executive’s target Annual Bonus will be 40% percent of Executive’s Base Salary (the “Target Bonus”) in effect on January 1st of the applicable performance period, and will not be pro rated for calendar year 2024, except that for calendar year 2024, the Base Salary for purposes of the Target Bonus shall be the Base Salary in effect as of the Amendment Effective Date. The actual Annual Bonus payable to Executive with respect to a performance period will be determined by the Board or the Compensation Committee based on achieving performance goals and objectives for such calendar year as reasonably determined by the Compensation Committee. Executive’s Annual Bonus shall be paid as soon as administratively practicable after the end of the performance period, but in no event later than the March 15th immediately following such period; provided, that Executive must remain continuously employed by the Company through the date on which the Annual Bonus is paid, subject to any recoupment as set forth in Section 23 of this Agreement, in order to be eligible to earn and receive the Annual Bonus (except as otherwise provided in Section 4(c) or 5(a)).

4.
The Company and Executive further agree that this Amendment does not constitute grounds for “Good Reason” pursuant to Section 3(e) of the Executive Agreement, or otherwise constitute any trigger for the Company’s payment of any severance benefits to Executive pursuant to the Executive Agreement. The Company and Executive further agree that Executive’s title of Interim Head of Communications may be temporary, and neither the removal of the Interim Head of Communications title, nor the diminution of or removal of these related duties, will constitute grounds for “Good Reason” pursuant to Section 3(e) of the Executive Agreement.
5.
Except as modified or amended in this Amendment, no other term or provision of the Executive Agreement is amended or modified in any respect. Executive remains employed “at will.” The Executive Agreement and its exhibits, the Employee Proprietary Information and Inventions Assignment Agreement, and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

The parties have executed this First Amendment to the Employment Agreement of Julie Green on the day and year first written above.

INVIVYD, INC.

/s/ William Duke, Jr.

William Duke, Jr.

Chief Financial Officer

EXECUTIVE

/s/ Julie Green

Julie Green

I hereby acknowledge and reaffirm my obligations pursuant to the Employee Proprietary Information and Inventions Assignment Agreement.

/s/ Julie Green

Julie Green

Date: 10/23/2024